Universal Compression Holdings, Inc. 4444 Brittmoore Road Houston, Texas 77041 NYSE: UCO

Contact:
David Oatman
Vice President, Investor Relations and Planning
713-335-7460

FOR IMMEDIATE RELEASE

THURSDAY, OCTOBER 23, 2003

UNIVERSAL COMPRESSION REPORTS

FISCAL 2004 SECOND QUARTER RESULTS

Houston, October 23, 2003 — Universal Compression Holdings, Inc. (NYSE: UCO), a leading provider of natural gas compression services, today reported fiscal 2004 second quarter net income of $9.6 million, or $0.31 per diluted share, before charges in the quarter of $0.4 million on a pretax basis or $0.01 per diluted share on an after-tax basis, related to previously announced facility consolidation costs.  Including the charges, the Company had net income of $9.3 million, or $0.30 per diluted share.  In the fiscal 2004 first quarter, net income before charges related to debt extinguishment and facility consolidation costs was $7.7 million, or $0.25 per diluted share; including the charges, the Company had a net loss of $2.0 million, or $0.06 per diluted share in the first quarter.  In the fiscal 2003 second quarter, net income was $7.7 million, or $0.25 per diluted share.

Revenues were $175.7 million in the fiscal 2004 second quarter compared to $152.2 million in the fiscal 2004 first quarter and $154.6 million in the prior year period.  EBITDA, as adjusted (as defined below), was $55.3 million in the fiscal 2004 second quarter compared to $52.5 million in the fiscal 2004 first quarter and $48.2 million in the fiscal 2003 second quarter.

“Revenues increased 15% over first quarter levels due to higher customer demand in the United States, Latin America, Canada and Asia Pacific.  Our contract compression, fabrication and aftermarket services segments each contributed to this strong performance.  We expect to continue to benefit from increasing fleet activity levels and favorable business conditions in the second half of fiscal 2004,” said Stephen A. Snider, Universal’s President and Chief Executive Officer.

“We continue to reactivate idle contract compression units as a key element of our goal to enhance financial returns, and have made both operating and capital expenditures in these fleet units to enhance long-term operating efficiency.  Although our domestic contract compression profitability was negatively impacted by this activity in the second quarter, we expect profitability to improve in the third quarter.  Capital expenditures were approximately $21 million in the second quarter compared to $17 million in the first quarter and $33 million in the prior year period,” added Michael Anderson, Universal’s Chief Financial Officer.

Guidance

For the three months ending December 31, 2003, the Company expects revenues to be $165 million to $175 million and earnings per diluted share to be $0.30 to $0.34.  For the twelve months ending March 31, 2004, the Company expects revenues of $670 million to $700 million and earnings per diluted share of $1.22 to $1.32, excluding the charges related to debt extinguishment and facility consolidation costs.  Including these charges, the Company expects earnings per diluted share of $0.90 to $1.00 in fiscal 2004.  The Company expects capital expenditures will be $90 million to $110 million in fiscal 2004 and that operating cash flow after capital expenditures will be positive.

Second Quarter Statistics

•                  Average fleet horsepower utilized was 2,026,000 in the second quarter compared to 1,981,000 in the first quarter and 1,884,000 in the prior year period.  Spot utilization was 87% at September 30, 2003 compared to 85% at June 30, 2003 and 82% at September 30, 2002.  Average utilization was 86% in the second quarter, 84% in the first quarter and 83% in the prior year period.

•                  Domestic contract compression gross margins were 61% in the second quarter compared to 64% in the first quarter and 63% in the prior year period.  International contract compression gross margins were 77% compared to 79% in the first quarter and 80% in the prior year period.

•                  Total contract compression horsepower was 2,346,000 at September 30, 2003 compared to 2,367,000 at June 30, 2003 and 2,297,000 at September 30, 2002.  International contract compression horsepower was 410,000 at September 30, 2003 compared to 407,000 at June 30, 2003 and 363,000 at September 30, 2002.

•                  Fabrication revenues were $49.7 million compared to $29.3 million in the first quarter and $42.1 million in the prior year period; fabrication gross margins were 11% compared to 1% in the prior quarter and 11% in the prior year period.  Fabrication backlog was $101 million at September 30, 2003 compared to $81 million at June 30, 2003 and $87 million at September 30, 2002.

•                  Aftermarket services revenues were $35.6 million compared to $34.1 million in the first quarter and $30.8 million in the prior year period.  Aftermarket services gross margins were 22% in the second quarter, 23% in the first quarter and 19% in the prior year period.

Conference Call

Universal will host a conference call today, October 23, 2003 at 10:00 am Central Time, 11:00 am Eastern Time, to discuss the quarter’s results and other corporate matters.  The conference call will be broadcast over the Internet to provide interested persons the opportunity to listen to it live.  The call will also be archived for approximately 90 days to provide an opportunity to those unable to listen to the live broadcast. Both the live broadcast and replay of the archived version are free of charge to the user.

Persons wishing to listen to the conference call live may do so by logging onto http://www.universalcompression.com (click “Company Overview” in the “Company Information” section) or http://www.firstcallevents.com/service/ajwz389466725gf12.html at least 15 minutes prior to the start of the call.  A replay of the call will remain available at the Web sites www.universalcompression.com and http://www.prnewswire.com for approximately 90 days.

EBITDA, as adjusted, is defined as net income plus income taxes, interest expense (including debt extinguishment costs), operating lease expense, depreciation and amortization, foreign currency gains or losses, excluding non-recurring items (including facility consolidation costs), and extraordinary gains or losses.  Beginning with the quarter ended September 30, 2002, the Company changed its definition of EBITDA, as adjusted, to exclude foreign currency gains or losses.  All periods prior to September 30, 2002 have been recalculated from amounts previously disclosed by the Company to be consistent with this new definition of EBITDA, as adjusted.

Universal Compression, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.

Statements about Universal’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal’s control, which could cause actual results to differ materially from such statements. While Universal believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the demand for Universal’s products and services and worldwide economic and political conditions. These and other risk factors are discussed in Universal’s filings with the Securities and Exchange Commission, copies of which are available to the public. Universal expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

UNIVERSAL COMPRESSION HOLDINGS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended
	September 30, 2003	June 30, 2003	September 30, 2002
Revenues:
Domestic contract compression	$69,716	$69,199	$65,122
International contract compression	20,720	19,684	16,643
Fabrication	49,678	29,260	42,064
Aftermarket services	35,568	34,084	30,753
Total revenues	175,682	152,227	154,582

Costs and expenses:
Domestic contract compression - direct costs	26,965	24,624	24,020
International contract compression - direct costs	4,812	4,199	3,376
Fabrication - direct costs	44,113	29,056	37,579
Aftermarket services - direct costs	27,880	26,149	24,791
Depreciation and amortization	20,915	20,986	14,311
Selling, general and administrative	17,324	15,926	17,238
Operating lease	—	—	15,485
Interest expense	17,960	19,918	4,792
Debt extinguishment costs	—	14,397	—
Foreign currency (gain) loss	884	(1,049)	1,139
Other (income)	(714)	(181)	(602)
Facility consolidation costs	417	1,404	—
Total costs and expenses	160,556	155,429	142,129

Income (loss) before income taxes	15,126	(3,202)	12,453

Income taxes (benefit)	5,823	(1,233)	4,794

Net income (loss)	$9,303	$(1,969)	$7,659

Weighted average common and common equivalent shares outstanding:
Basic	30,797	30,775	30,661

Diluted	31,108	30,775	30,863

Earnings (loss) per share:
Basic	$0.30	$(0.06)	$0.25

Diluted	$0.30	$(0.06)	$0.25

UNIVERSAL COMPRESSION HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL INFORMATION

(Dollars in thousands)

	Three Months Ended
	September 30, 2003	June 30, 2003	September 30, 2002
Revenues:
Domestic contract compression	$69,716	$69,199	$65,122
International contract compression	20,720	19,684	16,643
Fabrication	49,678	29,260	42,064
Aftermarket services	35,568	34,084	30,753
Total	$175,682	$152,227	$154,582

Gross Profit:
Domestic contract compression	$42,751	$44,575	$41,102
International contract compression	15,908	15,485	13,267
Fabrication	5,565	204	4,485
Aftermarket services	7,688	7,935	5,962
Total	$71,912	$68,199	$64,816

Selling, General and Administrative	$17,324	$15,926	$17,238
% of Revenue	10%	10%	11%

EBITDA, as adjusted *	$55,302	$52,454	$48,180
% of Revenue	31%	34%	31%

Capital Expenditures	$20,577	$16,743	$32,880

Average Utilization	86%	84%	83%

Profit Margin:
Domestic contract compression	61%	64%	63%
International contract compression	77%	79%	80%
Fabrication	11%	1%	11%
Aftermarket services	22%	23%	19%
Total	41%	45%	42%

Reconciliation of GAAP to Non-GAAP Financial Information:
Net income	$9,303	$(1,969)	$7,659
Income taxes (benefit)	5,823	(1,233)	4,794
Depreciation and amortization	20,915	20,986	14,311
Operating lease	—	—	15,485
Interest expense	17,960	19,918	4,792
Debt extinguishment costs	—	14,397	—
Foreign currency (gain) loss	884	(1,049)	1,139
Facility consolidation costs	417	1,404	—
EBITDA, as adjusted *	$55,302	$52,454	$48,180

	September 30, 2003	June 30, 2003	September 30, 2002

Debt **	$889,673	$890,179	$231,322
Operating Leases	$—	$—	$708,500
Stockholders’ Equity	$762,866	$750,514	$708,073
Total Debt to Capitalization ***	53.8%	54.3%	57.0%

* Beginning with the quarter ended September 30, 2002, the Company changed its definition of EBITDA, as adjusted, to exclude foreign currency gains or losses.  All periods prior to September 30, 2002 have been recalculated from amounts previously disclosed by the Company to be consistent with this new definition of EBITDA, as adjusted.

** Debt includes capital lease obligations.

*** Total Debt includes Debt and Operating Leases.

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